Exhibit 10.2

STATEMENT OF WORK

Healthy Impact

SUPPLIER: American Well Corporation ELEVANCE HEALTH

Contact: Legal Department Name: [**]

Address: 75 State Street, Boston, MA 02090 Telephone No.: [**]

Telephone No.: (617)204-3500

This Statement of Work (“SOW”) is made pursuant to, and incorporates the terms of, the Master Services Agreement (the “Agreement”) dated January 1, 2023, by and between Elevance Health, Inc. (“Company” or “Elevance Health”), and American Well Corporation (“Supplier” or “Vendor”). Capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement.

Project Name: LHO – Healthy Impact

Project Start (“Effective Date”) Date: 1/1/2026 Project End Date: 1/1/2029

I.
Professional Services.

a.
During the period beginning on the Effective Date and ending on the Project End Date (the “Term”),

Elevance Health shall pay fees for the Professional Services on a time and materials basis at a blended rate ("Professional Services Rate") of [**] per hour pursuant to a mutually agreed Statement of Work.

b.
Elevance Health shall reimburse Vendor for those Elevance Health approved expenses (e.g., expenses for other printing costs or outsourced marketing services) incurred in connection with such Statement of Work as agreed in advance by the parties in writing.
c.
Vendor shall present appropriate receipts or other evidence of payment with its invoices regarding reimbursement of such expenses.
d.
Vendor shall not increase the Professional Services Rate prior to December 31, 2028. Thereafter, for any

Professional Services Statement of Work executed after December 31, 2028 and throughout the

Term any approved increases may not exceed the percentage increase in the Consumer Price Index-All Urban Consumers, U.S. City Average, Not Seasonally Adjusted, Base Period 1982-84=100 published by the United States Department of Labor's Bureau of Labor Statistics (the “CPI”), over the previous twelve (12) month period. If the CPI is no longer published at the relevant time, the parties shall designate the most closely comparable index. Annual rate increases can only be applied to a SOW executed 6 months or less prior to such increase and such increase shall apply only to work done after the effective date of such annual increase.

e.
Vendor shall provide Elevance Health with sixty (60) days’ advance written notice of any price increases described in this Section.

II.
Resale.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

a.
Amwell hereby appoints Elevance Health as an authorized reseller of the third-party program services set forth in Schedule 1 hereto, and Elevance Health may market and resell such programs to its employer clients (each, a “Company Client”).
b.
In the event that Elevance Health desires to resell the Online Care Service to another health plan or insurer, including the Health Impact programs described herein, the parties will meet and negotiate in good faith the terms and related fees due to Vendor resulting from such a transaction. For clarity, Elevance Health will not be able to consummate such a resale or other transaction with a health plan or insurer without Vendor’s written consent or an amendment to this Agreement.

c.
In the event that Elevance Health desires to resell employer service offerings developed by Vendor to Company Clients, Elevance Health may purchase such offerings from Vendor at the prices set forth on Schedule 1, attached hereto. In such a case, Vendor will bill Elevance Health in accordance with the terms in the Agreement.

d.
In the event of a unique circumstance regarding a potential Elevance Health customer, the parties will meet and negotiate in good faith variations from the terms and related fees due under Schedule 1 hereto related to such a transaction. For clarity, Elevance Health will not be able to consummate such a unique resale or other transaction without Vendor’s written consent or an amendment to this Agreement.

III. Payments.

a.
Except as expressly stated otherwise in Schedule 1 hereto, Elevance Health shall pay Vendor in accordance with the terms set forth in this Section.

b.
Upon receipt of a correct and undisputed invoice, Elevance Health shall pay the amounts in accordance with Elevance Health's then current payment policies (e.g. payment via the ACH electronic payment to Vendor's financial institution per instructions in Elevance Health's ACH electronic payment form).

c.
Except as otherwise provided in a Statement of Work, all payments are due to Vendor within thirty (30) days of invoice date. All fees and charges are stated in United States Dollars. Any amounts payable pursuant to this Agreement are to be net to Vendor and shall not include taxes or other governmental charges or surcharges, if any. If any excise, use, property or other taxes, or any other governmental charges or surcharges (including, without limitation, interest, penalties and fines) are due or are assessed on or with respect to any amounts payable by Elevance Health pursuant to this Agreement (other than Vendor's income taxes), they will be the sole responsibility of and payable by Elevance Health. Elevance Health shall not be liable for the payment of taxes imposed upon Vendor or upon Vendor's personnel resources, including state and federal income taxes, franchise taxes, Social Security taxes, welfare taxes, unemployment contributions, disability insurance, training taxes and any prepayments, estimated payments, reports, or withholdings required for such taxes. Except as provided in Section 8 below, past due balances on the amounts due to Vendor pursuant to this Agreement shall be subject to an interest charge equal to (a) the lesser of one percent (1.0%) per month OR (b) the maximum rate not prohibited by applicable law, in each case, computed from the date fifty (50) days after invoice date of each payment.

d.
Invoice Disputes. Elevance Health may withhold payment of good faith disputed invoiced amounts until no later than ninety (90) days after the date on which such withheld amounts are due if Elevance Health notifies Vendor within the original payment period that such amounts are disputed and are being withheld, along with a written statement specifying the portion of fees or expenses being withheld and

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

providing a reasonably detailed explanation of the reasons for withholding such fees or expenses. The parties shall negotiate expeditiously and in good faith to resolve any such dispute, and Elevance Health will pay all outstanding amounts as may be agreed by the parties in writing within thirty (30) days of the conclusion of such dispute resolution process, or within such ninety (90) day period, whichever concludes sooner, and no interest shall accrue on amounts withheld pursuant to this Section during the foregoing time period. Invoices which are not sent via the Elevance Health Invoice online tool shall automatically be deemed to be in dispute until the invoice is resubmitted via such online tool; provided that access to such online tool is available to Vendor.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

This SOW shall be considered executed and fully agreed to by the authorized representatives of both Parties upon

Elevance Health’s issuance of the purchase order associated with this contract through Elevance Health’s Procurement Process Technology (Ariba) or upon signatures indicated below.

American Well Corporation	Elevance Health, Inc.
Supplier	Elevance Health

By: /s/ Anna Nesterova	By: Peter J. Tamulonis
Signature	Signature

Anna Nesterova	Peter J. Tamulonis
Printed Name	Printed Name

Deputy General Counsel, Head of Legal	VP, Corporate Services
Title	Title

12-23-2025	12/25/2025
Date	Date

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Schedule 1

Supplier Clinical Program Offerings:

1.
Reseller Rates. The parties agree to the following reseller rates until December 31, 2028, provided that Vendor’s third-party partners do not increase Vendor’s rates for such programs in the interim period. If a Vendor third party partner increases its rates by more than 5% for one or more of the programs listed below, Vendor shall notify Elevance, and the Parties shall negotiate in good faith an adjustment to the rate(s) for impacted program(s). Any adjustments must be agreed by the parties in writing. During Year 2028, the parties will renegotiate the rates in good faith and memorialize their understanding via an amendment to the Agreement.

2.
Parties agree that rates quoted to a Company Client based on reseller rates listed below shall be valid for a period of 12 (twelve) months from the date a formal written proposal is presented to such Company Client. In addition, Vendor shall not change the pricing to Elevance Health with respect to a Company Client for the first year of the contract with such Company Client.

Program or Service	Description	Sub program	Pricing Method	Wholesale Price
Healthy Impact Offerings	Direct to employer programs for health and wellness	• Healthy Weight • Healthy BP • Tobacco Free  Diabetes Prevention	Per participant per year admin fee	$[**] HW $[**] HBP $[**] Tobacco Free $[**]/ milestone DPP
	MSK Coaching and digital PT	MSK and Pelvic Health PT

MSK and Pelvic Health PT are priced using milestones. The milestones may be billed as an admin fee per enrolled participant. (Also, based on client preference, the Milestones may be billed as claims using an agreed upon fee schedule.)

Milestone definitions are included in Section 2

herein

See Section 2 below

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Pricing may be modified on any program for a particular client as mutually agreed to by both parties.

3.
MSK and Pelvic Health PT

The MSK and Pelvic Health PT programs are offered to Company Clients with their choice of either event-based or outcomebased pricing models:

a.
Definition of Event-Based Pricing Milestones 1-3

Below are event-based Milestones, triggered by a Participant’s utilization of the Thrive and Move MSK programs and/or Bloom Pelvic Health program via the Sword digital platform (the “Digital Platform”). Vendor agrees to bill Elevance Health only for Milestones completed by Participants. For the purposes of the Thrive MSK program and the Bloom Pelvic Health program, the Parties agree that all Milestones listed below must be completed within 12 months from the date of completion of Milestone 1. Vendor shall not bill Elevance Health for more than 3 Milestones per Participant per year for the Thrive MSK program or Bloom Pelvic Health program. The program fees will not exceed (i) [**]per Participant per year for the Move program specifically, and (ii) [**]per Participant per year for any program or combination of programs that a Participant is enrolled in.

Event-Based Pricing	Wholesale Price per Participant	Includes	Billing Trigger
Milestone 1 (Thrive, Blom & Move)	[**]	• A live coaching session with a PT; or • An exercise module with the Digital Platform	Participant completes live coaching session or 1 exercise with the Digital Platform
Milestone 2 (Thrive & Bloom)	[**]	• 3 exercise modules with the Digital Platform • Unlimited chat-based interactions with PT coach	Participant completes 3 exercises with the Digital Platform

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Milestone 3 (Thrive & Bloom)	[**]	• 6 exercise modules with the Digital Platform • Unlimited chat-based interactions with a PT • Additional exercise modules may be completed by Participants at no additional cost to Elevance Health	Participant completes 9 exercises with the Digital Platform

b.
Definition of Outcomes Based Pricing Milestones 1-2.

Below are outcomes-based Milestones, triggered by a Participant’s utilization of the Thrive and Move MSK programs and/or Bloom Pelvic Health program. Vendor agrees to bill Elevance Health only for Milestones completed by Participants. For the purposes of the Thrive MSK and Bloom Pelvic Health programs, the Parties agree that Milestone 2 must be completed within 12 months from the date of completion of Milestone 1. Vendor shall not bill Elevance Health for more than 2 Milestones per

Participant per year for the Thrive MSK or Bloom Pelvic Health programs. The program fees will not exceed (i) [**] per Participant per year for the Move program specifically, and (ii) [**] per Participant per year for any program or combination of programs that a Participant is enrolled in.

Outcome-based Pricing	Wholesale Price per Participant	Includes	Billing Trigger
Milestone 1 (Thrive, Bloom, & Move)	[**]	• A live coaching session with a PT; or • An exercise module with the Digital Platform	Participant completes live coaching session or 1 exercise with the Digital Platform
Milestone 2 (Thrive & Bloom)	[**]	• Unlimited chat-based interactions with PT coach • Additional exercise modules may be completed by Participants at no additional cost to Elevance Health

Participant has indicated to Vendor either (i) a “positive outcome” on the applicable clinically validated outcome measure* used to periodically assess the impact of the applicable services on such Participant’s focus area, or (ii) achievement of the goals established for the applicable service for the treatment of the Participant’s focus area, whichever occurs first

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

*Outcome measure: Vendor currently employs the Patient Global Impression of Change or “PGIC” scale to consistently assess outcomes using a validated 7-point Likert scale, as widely used in clinical research. This scale measures the

Participant's perception of change, where improvement is captured by responses indicating significant positive change (e.g., "very much improved") down to no change or worsening (e.g., "no improvement" or "worse"). A positive outcome is indicated if a Participant selects one of the top three positive choices out of the seven available choices. Vendor reserves the right to alter or change the outcome measure for one or more Services from time to time to reflect clinical best practices, enhance treatment assessment accuracy, or align with advancements in medical standards.

Aggregate Measurement Period Fee Cap for Outcome Based Pricing. For Outcome-Based Pricing, Sword guarantees that cumulative fees paid in each Measurement Period will not exceed [Period Fee Cap] x [# of Measurable Participants]. “Measurable Participant” for the Measurement Period Fee Cap means a Participant who has activated and has fees paid for Services in that Measurement Period. “Measurement Period” means the repeating period of twelve (12) months, where the initial Measurement Period shall commence on the later to occur of (i) the applicable launch date or (ii) the date the Solution and applicable Services are made available to Participants. “Period Fee Cap” during a given Measurement Period is:

[**]if all Primary Services (Thrive, Bloom and Move) are continuously active and being marketed in accordance with the co-marketing plan; or

[**]if at any time less than all Primary Services are active OR any Primary Services are not being marketed per the comarketing plan. 100% of any excess fees paid that exceed the Period Fee Cap (whether [**]or [**]) will be refunded.

Supplier agrees to offer and is responsible to refund and pay to Company Clients Supplier’s standard performance guarantees for the MSK and Pelvic Health PT programs as set forth in Appendix 1 to this SOW. For the avoidance of doubt, Company will not be responsible, nor required, to refund to Company Client or Supplier any amounts resulting from performance guarantees not being met, regardless of whether or not performance guarantees are met. Supplier shall be responsible to refund Elevance Health the full amount due to Company Client as a result of any failure to meet the performance guarantee through a mutually agreed upon process, and Elevance Health shall refund said amount to Company Client.

Supplier and Elevance shall work in good faith to review performance standards for the third-party programs provided under this Schedule 1 and within 90 days from the date of the Effective Date put in place a corrective action framework, including penalties where deemed appropriate, for addressing any material or substantial deficiencies in the delivery of such third-party program services.

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Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.